EXHIBIT 99.1
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     Certain statements under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and " Business of the Company" and elsewhere in this Annual Report are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this Annual Report that are not historical facts. When used in this Annual Report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks" and "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors consist primarily of the risks identified below.

WE HAVE SUSTAINED OPERATING LOSSES IN THE PAST, WE HAVE AN ACCUMULATED DEFICIT AND WE MAY NOT REGAIN PROFITABILITY.

     We incurred substantial operating losses from our inception through December 31, 2001, with an accumulated deficit of $23.8 million as of December 31, 2001. Such losses resulted principally from:

     o expenses associated with the development, patenting and clinical testing of our self-reinforcing technologies and resorbable implant designs;

     o    preparation of submissions to the FDA and foreign regulatory agencies;

     o    the development of sales, marketing and distribution channels;

     o    the write-off of acquired in-process research and development; and

     o    the development of our manufacturing capabilities.

     After recording profitable results for a number of quarters, we have again recorded losses in recent periods. We attribute our more recent losses primarily to:

     o steps taken in 1998 to build inventory levels and personnel in anticipation of continued growth in our core business and the introduction of new products in the Craniofacial surgical market;

     o    our inability to increase revenues at the rate that we had planned;
          and

     o    legal costs incurred to protect our intellectual property.

     As of December 31, 2001, our accumulated deficit was $23.8 million. We may incur significant operating losses in the future as we continue our product development efforts, expand our marketing, sales and distribution activities, develop strategies for competing with other manufacturers, and scale up our manufacturing capabilities. There can be no assurance that we will be able to successfully commercialize our products or that profitability will again be achieved.

IF WE CANNOT MAINTAIN ADEQUATE OPERATING CAPITAL, OUR BUSINESS WILL SUFFER.

     At December 31, 2001, our cash and cash equivalents were $5.0 million. We raised approximately $4.0 million of net proceeds in a rights offering to shareholders which was completed on March 3, 2000. On a going forward basis, operations may not provide sufficient internally generated cash flows to meet our projected requirements. Our ability to continue to finance our operations will depend on our ability to achieve profitability by improving sales and margins, our ability to reduce cash outflows and, if necessary, our ability to obtain other sources of funding sufficient to support our operations. We cannot assure shareholders that such funding will be available on satisfactory terms or at all.
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OTHER SOURCES FOR THE NEEDED CAPITAL HAVE NOT YET BEEN IDENTIFIED, AND MAY NOT
BE AVAILABLE.

     We raised approximately $4.0 million of net proceeds in a rights offering to shareholders which was completed on March 3, 2000. The net proceeds from the rights offering, combined with internally generated cash, may not be sufficient to enable us to develop and market our products, in which event we will have to seek additional capital from other sources. We have not as yet explored whether any additional sources for capital will be available. To the extent, if any, that we are able to obtain equity capital from other sources, the issuance of more shares of stock may dilute the economic interest and will dilute the voting interests of current shareholders. To the extent, if any, that we are able to obtain debt financing, the terms of such financing may be expensive and may subject us to covenants that materially restrict us.

IF OUR PRODUCTS ARE NOT ACCEPTED BY PHYSICIANS, OUR BUSINESS WILL BE MATERIALLY ADVERSELY AFFECTED.

     Our success will depend in part upon the acceptance of our self-reinforced, resorbable implants by the medical community, including health care providers, such as hospitals and physicians, and third-party payors. This acceptance may depend upon the extent to which the medical community perceives our products as a safe, reliable and cost-effective alternative to non-resorbable products which are widely accepted, have a long history of use and are generally sold at prices lower than the prices of our products. Ultimately, for our products to gain wide market acceptance, it will also be necessary for us to convince surgeons that the benefits associated with our products justify the modification of standard surgical techniques in order to use our implants safely and effectively. For members of the medical community who have accepted the use of resorbable implants, we also must convince the market that our products are superior to our competitors' products. We cannot assure shareholders that our products will achieve significant market acceptance on a timely basis, or at all. Failure of some or all of our products to achieve significant market acceptance could have a material adverse effect on our business, financial condition and results of operations. A reduction in the number of our products that physicians use in particular surgical procedures could also have a material adverse effect on our business, financial condition and results of operations.

IF WE DO NOT REMAIN COMPETITIVE IN THE MARKETS WE SERVE, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

     There is growing pressure on healthcare providers in general, and the surgical area in particular, to reduce costs. The trend is towards hospitals purchasing through buying groups and other large distributors, which generally occurs at lower prices than selling direct to the customer. This trend will make it difficult to maintain and grow sales and improve profit margins. If we are not able to introduce new products into such an economic environment and compete at lower prices than other larger distributors, our business will be adversely affected.

THE SUCCESS OF COMPETITIVE PRODUCTS COULD HAVE AN ADVERSE EFFECT ON OUR
BUSINESS.

     The medical products industry is intensely competitive and hospitals have a wide variety of product choices and technologies from which to choose. The success of any competing alternative products to those we provide could have a material adverse effect on our business, financial condition and results of operations. We believe that our competitors include companies that have substantially greater financial capabilities for product development and marketing than we do and can therefore market their products or procedures to hospitals and the medical community in a more effective manner. There is also a risk that our competitors may succeed in developing safer or more effective products that could render our products obsolete or noncompetitive.
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OUR PATENTS MAY NOT PROTECT OUR PRODUCTS FROM COMPETITION.

     We have patents in the United States and certain foreign countries, and have filed patent applications in the United States and other foreign countries, for certain products. Although several patents have been issued to us, there can be no assurance that any additional patents will be issued to us, or that any patents that are issued to us will provide us with meaningful patent protection, or that others will not successfully challenge the validity or enforceability of any patent issued to us. The costs required to uphold the validity and prevent infringement of any patent issued to us could be substantial, and we might not have the resources available to defend our patent rights.

WE ARE PRESENTLY ENGAGED IN PATENT LITIGATION THAT IS EXPENSIVE TO PURSUE AND MAY NOT JUSTIFY THE INVESTMENTS OF TIME AND MONEY THAT WE HAVE MADE AND ARE MAKING.

     The Company had initiated a patent infringement lawsuit asserting that a third party who is selling self-reinforced devices is infringing one of the principal patents assigned to the Company. The Company vigorously sought both monetary and injunctive relief from the third party. The third party asserted that this patent is invalid and not infringed and filed a motion for summary judgment on an issue of invalidity with the court. The court denied that summary judgment motion. This lawsuit settled out of court, and the patent in suit remains in force.

     The Company had initiated two separate patent infringement lawsuits, asserting that two third parties who are selling devices for the fixation of meniscal lesions are infringing one of the principal patents licensed to the Company. One of the litigation's settled, with the Company granting a royalty bearing license to the third party to sell its meniscal devices under the patent. In the other case, which is still pending, the Company is seeking both monetary and injunctive relief. The third party filed summary judgment motions asserting that the patent was invalid and unenforceable and that they did not infringe. In May, 2000, the district court denied the defendant's summary judgment motions as to invalidity and unenforceability, but granted its summary judgment motion as to non-infringement. The Company has appealed from the district court's order that the defendant does not infringe. The briefing for the appeal is complete, and an oral argument was made before the appellate court. The Company now is awaiting the decision of the appellate court regarding its appeal. This litigation has been expensive, and there can be no assurance of the outcome of the appeal or the district court litigation, should the Company prevail on the appeal and the litigation resume. If the patent is finally held invalid, unenforceable or not infringed, the third party can continue to sell its meniscal fixation devices, and this could have a material adverse effect on the Company's business, financial condition and results of operations.

     ALTHOUGH WE WILL SPEND A PORTION OF THE NET PROCEEDS FROM OUR RECENTLY COMPLETED RIGHTS OFFERING ON RESEARCH AND DEVELOPMENT, WE MIGHT NOT SUCCEED IN DEVELOPING NEW PRODUCTS AND TECHNOLOGIES THAT ARE USEFUL IN MEDICINE.

     Shareholders should be aware that:

     o    We are attempting to develop new medical products and technologies.

     o Many of our experimental products and technologies have not been applied in human medicine and have only been used in laboratory studies on animals, and there can be no assurance that those products will prove to be useful in human medicine.

     o The experimentation we are doing is costly, time consuming and uncertain as to its results.

     o If we are successful in developing a new technology or product, refinement of the new technology or product and definition of the practical applications and limitations of the technology or product may take years and require the expenditure of large sums of money.

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IF A PRODUCT WE SELL INJURES A USER, WE COULD BE SUBJECT TO PRODUCT LIABILITY
EXPOSURE.

     We sell medical products which may involve product liability risk. While we carry product liability insurance, there can be no assurance that our coverage will be adequate to protect us against future liability claims. In addition, product liability insurance is expensive and there can be no assurance that this insurance will be available to us in the future on terms satisfactory to us, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

IF WE DO NOT RECEIVE FDA AND OTHER REGULATORY APPROVALS, WE WILL NOT BE PERMITTED TO SELL OUR PRODUCTS.

     The products that we develop cannot be sold until the FDA and corresponding foreign regulatory authorities approve the products for medical use. This means that:

     o We will have to conduct expensive and time consuming clinical trials of new products;

     o We will incur the expense and delay inherent in seeking FDA approval of new products;

     o    A product that is approved may be subject to restrictions on use;

     o The FDA can recall or withdraw approval of a product if problems arise; and

     o    We will face similar regulatory issues in foreign countries.

THE PRICE AND SALES OF OUR PRODUCTS MAY BE LIMITED BY HEALTH INSURANCE COVERAGE AND GOVERNMENT REGULATION.

     Our success in selling our products may depend in part on the extent to which health insurance companies, health maintenance organizations and government health administration authorities, such as Medicare and Medicaid, will pay for the cost of the products and related treatment. There can be no assurance that adequate health insurance, health maintenance organization and government coverage will be available to permit our products to be sold at prices high enough for us to generate a profit. In some foreign countries, pricing or profitability of health care products is subject to government control. In the United States, there have been a number of federal and state proposals to implement similar government controls, and new proposals are likely to be made in the future.

WE DO NOT HAVE MANUFACTURING FACILITIES IN THE UNITED STATES AND THUS MUST FOREGO ECONOMIES THAT MIGHT BE ACHIEVABLE IF WE HAD A MANUFACTURING PRESENCE IN THE UNITED STATES.

     We presently do not have adequate facilities or resources to manufacture our products in the United States. All of our products are manufactured in Finland. While we had initially planned to construct or acquire our own manufacturing facilities in the United States, we no longer believe that such plans are feasible. Accordingly, we will continue to supply our United States customers with products manufactured in Finland. This places us at a disadvantage in the United States marketplace when we compete against companies that manufacture their products in the United States.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE LOSE THE SERVICES OF THE KEY PERSONNEL UPON WHOM WE DEPEND.

     Our product development efforts are dependent upon Pertti Tormala, Ph.D, and the Technical University in Tampere, Finland. Dr. Tormala, a founder, director and executive officer of Bionx Implants,

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
is currently an Academy Professor at the Technical University and has been permitted by the University to devote his efforts to developing new products for us. We cannot assure shareholders that the University will allow Dr. Tormala to continue to devote his efforts and University resources to our product development efforts. If we are unable to obtain the continued services of Dr. Tormala, or if we are required to fund research at the Technical University at a substantially increased level, our business, financial condition and results of operations could be materially adversely affected.

     The loss of other key personnel and the inability to successfully recruit and retain additional highly skilled and experienced management and technical personnel could also have a material adverse effect on our business, financial condition and results of operations.

WE OVERBUILT OUR INVENTORY POSITION.

     In previous years we overbuilt our inventory position in anticipation of substantially greater sales growth than we have experienced to date. This has placed a serious drain on our cash resources. Some of this inventory has a limited shelf-life and will become outdated if we are unable to sell this inventory more rapidly than we were able to sell our inventory during 2001. To the extent that our inventory becomes unusable or unsalable, it will be necessary for us to charge the asset value of such inventory against our earnings.

WE ARE DEPENDENT UPON INDEPENDENT SALES AGENTS, DISTRIBUTORS AND DEALERS.

     We market and sell our products in part through managed networks of independent sales agents in the United States and independent distributors and dealers in foreign countries. As a result, a substantial portion of our revenues are dependent upon the sales efforts of these sales agents, distributors and dealers. We also rely on our distributors to assist us in obtaining reimbursement and regulatory approvals in certain international markets. We cannot assure shareholders that our sales agents, distributors and dealers, some of which operate relatively small businesses, have the financial stability to assure their continuing presence in their markets. The inability of a sales agent, distributor or dealer to perform its obligations, or the cessation of business by a sales agent, distributor or dealer, could materially and adversely affect our business, financial condition and results of operations. There can be no assurance that we will be able to engage or retain qualified sales agents, distributors or dealers in each territory that we target. The failure to engage these sales agent, distributors or dealers in these territories would have a material adverse effect on our business, financial condition and results of operations.

A SIGNIFICANT PERCENTAGE OF OUR PRODUCT SALES ARE GENERATED IN INTERNATIONAL MARKETS, WHICH RESULTS IN INCREASED RISKS TO OUR BUSINESS.

     Approximately 20% of our sales during 2001 were generated in international markets. We anticipate that during the next few years, the relative percentage of our international product sales to total products sales will increase. International sales and operations may be limited or disrupted by:

     o    government controls

     o    export license requirements

     o    political instability

     o    trade restrictions

     o    changes in tariffs

     o    difficulties in managing international operations

     o    import restrictions and

     o    fluctuations in foreign currency exchange rates.


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WE MAY NEED STRATEGIC PARTNERS TO BE SUCCESSFUL.

     We anticipate that it may be necessary to enter into arrangements with corporate partners, licensees or others, in order to efficiently market, sell and distribute our products in areas outside of craniofacial devices and orthopedics. These strategic partners may also be called upon to assist in the support of our products, including support of certain product development functions. As a result, our success may be dependent in part upon the efforts of these third parties. While we have negotiated one such arrangement, there can be no assurance that we will be able to negotiate additional acceptable arrangements with strategic partners or that we will realize any meaningful revenues pursuant to these arrangements.

OUR COMMON STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR SHAREHOLDERS.

     The market price of our common stock ranged between a high sales price of $4.35 and a low sales price of $1.03 during 2001 and may continue to be highly volatile and subject to wide fluctuations in response to factors including the following, some of which are beyond our control:

     o    actual or anticipated variations in our quarterly operating results;

     o announcements of technological innovations or new products or services or new pricing practices by us or our competitors;

     o    changes in financial estimates by security analysts;

     o    underperformance against analysts' estimates;

     o changing United States and foreign government regulations relating to approval of our products;

     o    results of regulatory inspections;

     o the status of patents and proprietary rights related to our products that are developed by us or our competitors;

     o    increased market share penetration by our competitors;

     o announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     o    additions or departures of key personnel;

     o    sales of additional shares of common stock; and

     o    existing and potential litigation.

     In addition, the stock market in general, and stocks of medical technology companies in particular, have from time to time experienced extreme price and volume fluctuations. This volatility is often unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.






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WE DO NOT EXPECT TO PAY COMMON STOCK DIVIDENDS.

     We have not paid cash dividends in the past and do not intend to pay cash dividends on our common stock for the foreseeable future. In determining whether to pay dividends, our Board of Directors will consider many factors, including our earnings, capital requirements and financial condition.

SOME ANTI-TAKEOVER PROVISIONS OF OUR CHARTER DOCUMENTS MAY DELAY OR PREVENT A TAKEOVER OF OUR COMPANY.

     Certain provisions of our charter documents may make it more difficult for a third party to acquire control of us without Board approval, even on terms that a shareholder might consider favorable. Our articles of incorporation authorize the Board of Directors to issue preferred stock without shareholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire our company because the preferred stock could have dividend, redemption, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of holders of our common stock. Our Board of Directors does not currently have any intent to issue shares of preferred stock.

     Our articles of incorporation also provide that our Board of Directors is divided into three classes, and the directors in each class serve staggered three year terms. Further, our articles of incorporation require, in most instances, that parties seeking to gain control of Bionx Implants gain Board approval for business combinations. These provisions may make it more difficult for shareholders to replace current members of our Board and may make the acquisition of our company by a third party more difficult.

CONTROLLING SHAREHOLDERS CAN LIMIT OTHER SHAREHOLDERS' ABILITY TO INFLUENCE THE OUTCOME OF MATTERS REQUIRING SHAREHOLDER APPROVAL AND COULD DISCOURAGE POTENTIAL ACQUISITIONS OF OUR BUSINESS BY THIRD PARTIES.

     Following the completion of our recent rights offering, our management and directors as a group beneficially owned approximately 5.4 million shares or just over 50% of our voting securities. These shareholders, acting together, could exert significant or controlling influence over all matters requiring approval by shareholders, including the election or removal of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of Bionx Implants. This in turn could harm the market price of our common stock or prevent our shareholders from realizing a premium over the market price for their shares of common stock.

THE SALE OF RESTRICTED SHARES COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY.

     Most of the shares of common stock beneficially owned by our management and directors are restricted securities under federal law. They may be sold but are subject to certain volume and other restrictions. We cannot estimate the number of these shares that may be sold in the future or the effect that their sale may have on the market price of the common stock. However, it could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them, even if our business is doing well.

THE MARKET PRICE OF OUR COMMON SHARES COULD DECLINE IF WE DO NOT MEET THE REQUIREMENTS FOR CONTINUED LISTING ON NASDAQ.

     Our shares of common stock are traded on the Nasdaq National Market, which has adopted rules that establish criteria for initial and continued listing of securities. To comply with the continued listing criteria of the Nasdaq National Market, a company must comply with at least one of two sets of rules. Under one set of rules, a company must maintain at least $4,000,000 of net tangible assets, have at least 750,000 publicly held shares with a market value of over $5,000,000 and have a minimum bid price of $1.00 per share. Under another set of rules, a company must maintain a market capitalization of at least $50,000,000, or total assets and total revenue of at least

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$50,000,000 each for the most recently completed fiscal year or two of the three most recently completed fiscal years. Although we currently meet the first set of rules for continued listing, a continuing decline in the market price of our common stock or future losses from operations could cause us to fail to meet the Nasdaq listing criteria in the future. If our common stock is delisted from the Nasdaq National Market, trading in our common stock could be conducted on the Nasdaq SmallCap Market or on an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements. If our common stock were delisted from the Nasdaq National Market and were not listed on the Nasdaq SmallCap Market, it would be subject to the so-called penny stock rules that impose restrictive sales practice requirements on broker-dealers who sell those securities. Consequently, delisting, if it occurred, could affect the ability of shareholders to sell their common stock in the secondary market. The restrictions applicable to shares that are de-listed, as well as the lack of liquidity for shares that are traded on an electronic bulletin board, may adversely affect the market price of such shares.

















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